SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         May 6, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

333-98553	Southern Power Company (A Delaware Corporation) 30 Ivan Allen Jr. Blvd. N.W. Atlanta, Georgia 30308 (404) 506-5000	58-2598670

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 6, 2006, Southern Power Company (“Southern Power”), through two of its wholly-owned subsidiaries, entered into agreements with subsidiaries of Progress Energy, Inc. to acquire all of the outstanding membership interests of DeSoto County Generating Company, LLC (“DeSoto”) and Rowan County Power, LLC (“Rowan”), for an aggregate purchase price of approximately $405 million. DeSoto owns a dual-fueled generating plant near Arcadia, Florida with a nominal installed capacity of 320 megawatts. All of the plant’s capacity and associated energy is sold under a power purchase agreement (“PPA”) with Florida Power & Light Company. This PPA expires in 2007. Rowan owns a dual-fueled generating plant near Salisbury, North Carolina with a nominal installed capacity of 925 megawatts. A portion of this plant’s capacity and associated energy is sold under PPAs with Duke Energy Corporation and North Carolina Municipal Power Agency Number 1 which expire in 2010 and 2030, respectively. Southern Power has the option to terminate the contract to purchase Rowan at any time on or before June 15, 2006, which will allow Southern Power to complete negotiations for additional wholesale agreements.

The acquisitions are subject to certain regulatory approvals, including the approval of the Federal Energy Regulatory Commission, as well as review by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act.

Item 8.01	Other Events

Southern Power has also executed a PPA with Progress Energy Ventures, Inc. (“Progress Ventures”) for the capacity and associated energy of Plant Franklin Unit 3 from 2009 through 2015, with Progress Ventures having the right to terminate the PPA at any time on or before July 1, 2006. If Progress Ventures does not exercise its option to terminate, Southern Power intends to recommence construction of Plant Franklin Unit 3, with the cost of completion estimated to be approximately $180 million. See Note 2 to the financial statements of Southern Power in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2005 for further information relating to Plant Franklin Unit 3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2006	SOUTHERN POWER COMPANY

By /s/Wayne Boston Wayne Boston Assistant Secretary